Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Albert Origin Acquisition Corporation (the “Company”) on Form S-1 to be filed on December 23, 2025, of our report dated August 26, 2025 except for Notes 6 and 9, dated September 30, 2025 with respect to our audit of the financial statements of Albert Origin Acquisition Corporation as of July 31, 2025, and for the period June 25, 2025 (inception) through July 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Adeptus Partners, LLC

Ocean, New Jersey

December 23, 2025